Exhibit 99.1
Endeavour Announces Financial and
Operational Results For 2010
Houston, March 2, 2011 — Endeavour International Corporation (NYSE Amex: END) (LSE: ENDV) today reported full year 2010 net income, as adjusted of $57.4 million compared to $41.1 million for 2009. Adjusted EBITDA for the full year was $124.8 million compared to $64.6 million last year.
“During 2010 and to date, we have successfully launched an onshore drilling program in the United States, received field development approval at Bacchus and East Rochelle in the United Kingdom and achieved a 419% reserve replacement ratio,” said William L. Transier, chairman, chief executive officer and president. “The purchase of the additional interest in Bacchus and the sale of Cygnus allowed us to capture the value imbedded in our portfolio and effectively transfer capital resources from a longer cycle capital intensive project to a near term oil project in the North Sea. The Company’s achievements in 2010 position us for strong growth in the coming years as we ramp up production from our asset portfolio in the US and UK.”
On a GAAP basis, net income was $82.8 million for the fourth quarter of 2010 as compared to ($29.5) million in the same quarter in 2009. Net Income was $56.5 million for the year ended December 31, 2010 as compared to a loss of ($41.0) million in the same period in 2009.
Highlights for 2010 and early 2011 are as follows:
Rochelle Development — Endeavour has received approval from the Department of Energy and Climate Change (DECC) for the Rochelle Field Development Plan (FDP), Block 15/27 in the Central North Sea. The approval for Rochelle, now known as East Rochelle, represents phase one of the development of the Greater Rochelle area. The Company is the operator of East Rochelle and holds a 55.6 percent working interest in the project. The current FDP calls for the subsea development to be linked by a 30 kilometer pipeline to production facilities on the Scott Platform. First production is planned for the second half of 2012. The Company is working on integrating West Rochelle, which was discovered in October 2010, into the development plan as phase two with production estimated to begin in 2012.
Sale of Cygnus Reserves in the Southern North Sea — During the fourth quarter, Endeavour received cash proceeds of $110.0 million and booked a gain of approximately $87.0 million from the sale of Cygnus, a southern North Sea gas asset to Bayerngas UK Ltd., the U.K. oil and gas subsidiary of Bayerngas Norge AS. The Company had previously held a 12.5 percent interest in the project. Significantly, the Company avoided capital commitments approaching $200.0 million that would have been required over the next few years to position Cygnus for production. The transaction closed on October 19, 2010.
Purchase of additional 20 Percent Interest in the Bacchus Development — In November 2010, Endeavour announced that its wholly owned subsidiary Endeavour Energy U.K. Ltd. had signed a definitive agreement to acquire Shell U.K. Limited’s 20 percent working interest in the Bacchus development. The transaction closed in February 2011 and adds approximately 3.4 million barrels of oil equivalent (mmboe) of reserves to Endeavour’s 2P reserves.
The Bacchus project is a three well subsea development with a tie back to the Forties Alpha platform. The project has received Field Development Plan (FDP) approval and first oil is expected in mid 2011. The project remains on schedule and is anticipated to produce approximately 4,000 - 5,000 barrels of oil per day net to Endeavour when fully on production. The recent purchase by Endeavour brings the company’s total working interest in Bacchus to 30 percent.
US Operations — During its first full year operations, Endeavour established a portfolio of onshore resource plays. Year-on-year proved reserves in the US increased nearly 300 percent to 5.4 mmboe and annual production increased over 750 percent to 445 thousand barrels of oil equivalent (mboe) led by a successful drilling effort in the Louisiana Haynesville play.
During 2010, the Company participated in 11 gross wells in northwest Louisiana and East Texas. The primary focus was in the Louisiana Haynesville play in the Woodardville Field area in Red River and Bienville Parishes where several wells were completed with initial production rates (IP’s) in excess of 20 million cubic feet of gas per day (mmcfd). Near the end of 2010, Endeavour opened a new project area at the Bull Bayou Field in Red River and DeSoto Parishes where two wells were completed with IP rates at or above 17 mmcfd. The Company currently has two rigs working in the Haynesville area and expects to maintain a measured pace of development that can be adjusted in conjunction with gas price expectations.
In Pennsylvania, Endeavour focused on its acreage in the Daniel Field in Cameron County, where the Company completed one horizontal well in 2010 and is currently drilling two additional horizontal wells to delineate the block. In parallel, the Company is working to expand the local gas gathering infrastructure, including options to connect with one of three major pipelines in Cameron County and expects to ramp up production by the fourth quarter of 2011.
In its Alabama shale gas and Montana shale oil frontier plays, the Company plans to evaluate pilot test wells this year to further define their future potential.
Strong Reserve Replacement — Endeavour reported a 12 percent increase in proved and probable reserves for the year, representing a 419 percent increase in 2P reserve replacement. Proved and probable reserves at year-end 2010 increased to 43.7 mmboe compared to 38.9 mmboe a year ago. Extensions, discoveries, sales, revisions and purchases less production added 6.3 mmboe to 2P reserves during 2010. The upward revisions in 2P reserves are a result of the appraisal well drilled in West Rochelle Block 15/26b, the addition of reserves from the purchase of an additional 20 percent in the Bacchus development and strong results from the Louisiana/Texas Haynesville program.
Projected 2011 Capital Spending of Approximately $150.0 million — Endeavour’s projected 2011 capital spending is approximately $150.0 million which will be funded from cash on hand and cash flow generated by operations. The company anticipates that approximately sixty percent of this year’s budget will be directed toward its two key initiatives in the U.K. North Sea — Bacchus and Rochelle. The remainder of the capital spend will be in the U.S., focused on bringing forward near-term production in the Haynesville and Marcellus areas. A majority of the estimated capital spending is within the company’s control and will be increased or curtailed depending on the availability of capital, progress on developments and other opportunities during the year.

Earnings Conference Call, Wednesday, March 2, 2011 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Time
Endeavour International will host a conference call and web cast to discuss its 2010 fourth quarter financial and operating results on Wednesday, March 2, 2011 at 9 a.m. Central Daylight Time, 3 p.m. British Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 7902719. The toll-free numbers are 888-765-5579 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1397 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on March 2 through 12:00 p.m. on March 9 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 7902719.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://endeavourcorp.com.
Additional information for investors:
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.
For further information:

Endeavour — Investor Relations
Mike Kirksey	713.307.8788
Darcey Matthews	713.307.8711

Pelham Public Relations — UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44 (0)207 861 3169

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$99,267	$27,287
Restricted cash	31,776	2,879
Accounts receivable	8,068	14,800
Prepaid expenses and other current assets	8,718	10,118

Total Current Assets	147,829	55,084

Property and Equipment, Net	364,677	266,587
Goodwill	211,886	211,886
Other Assets	25,895	5,322

Total Assets	$750,287	$538,879

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$32,442	$12,401
Current maturities of debt	21,600	—
Accrued expenses and other	22,642	17,798

Total Current Liabilities	76,684	30,199

Long-Term Debt	323,706	223,385
Deferred Taxes	77,200	80,692
Other Liabilities	64,927	85,412

Total Liabilities	542,517	419,688

Commitments and Contingencies

Series C Convertible Preferred Stock	53,152	59,058

Stockholders’ Equity	154,618	60,133

Total Liabilities and Stockholders’ Equity	$750,287	$538,879

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Fourth Quarter		Year Ended
	December 31,		December 31,

	2010	2009	2010	2009

Revenues	$16,573	$20,113	$71,675	$62,293

Cost of Operations:
Operating expenses	4,467	3,321	15,347	17,776
Depreciation, depletion and amortization	7,604	9,192	28,894	34,020
Impairment of oil and gas properties	—	13,284	7,692	43,929
General and administrative	5,542	4,925	18,415	16,966

Total Expenses	17,613	30,722	70,348	112,691

Income (Loss) From Operations	(1,040)	(10,609)	1,327	(50,398)

Other Income (Expense):
Derivatives:
Realized gains (losses)	—	6,842	(11,753)	35,422
Unrealized gains (losses)	814	(17,143)	12,291	(55,598)
Interest expense	(12,859)	(4,575)	(34,592)	(16,630)
Gain on sale of reserves in place	87,171	—	87,171	—
Interest income and other	19	(552)	1,299	(7,483)

Total Other Income (Expense)	75,145	(15,428)	54,416	(44,289)

Income (Loss) Before Income Taxes	74,105	(26,037)	55,743	(94,687)
Income Tax Expense (Benefit)	(8,704)	3,319	(788)	(7,158)

Income (Loss) from Continuing Operations	82,809	(29,356)	56,531	(87,529)

Income (Loss) from Discontinued Operations	—	(112)	—	46,534

Net Income (Loss)	82,809	(29,468)	56,531	(40,995)
Preferred Stock Dividends	546	13,150	2,227	21,211

Net Income (Loss) to Common Stockholders	$82,263	$(42,618)	$54,304	$(62,206)

Basic Net Income (Loss) per Common Share:
Continuing operations	$3.34	$(2.27)	$2.34	$(5.84)
Discontinued operations	—	(0.01)	—	2.50

Total	$3.34	$(2.28)	$2.34	$(3.34)

Diluted Net Income (Loss) per Common Share:
Continuing operations	$2.37	$(2.27)	$1.95	$(4.70)
Discontinued operations	—	(0.01)	—	2.50

Total	$2.37	$(2.28)	$1.95	$(2.20)

Weighted Average Number of Common Shares Outstanding:
Basic	24,647	18,674	23,252	18,613

Diluted	35,956	18,674	28,886	18,613

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Year Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$56,531	$(40,995)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	28,894	38,701
Impairment of oil and gas properties	7,692	43,929
Deferred tax expense (benefit)	(3,367)	4,599
Unrealized (gains) losses on derivatives	(12,291)	55,598
Gain on sales	(87,171)	(47,308)
Other	20,632	16,835
Changes in operating assets and liabilities	6,099	(15,648)

Net Cash Provided by Operating Activities	17,019	55,711

Cash Flows From Investing Activities:
Capital expenditures	(92,007)	(99,241)
Acquisitions	(43,726)	(32,152)
Proceeds from sales, net of cash	108,316	144,653
(Increase) decrease in restricted cash	(28,897)	17,860

Net Cash Provided by (Used in) Investing Activities	(56,314)	31,120

Cash Flows From Financing Activities:
Borrowings (repayments) of borrowings	109,658	(63,058)
Proceeds from issuance of common stock	30,181	—
Redemption of preferred stock	—	(25,000)
Dividends paid	(2,070)	(9,625)
Financing costs paid	(26,590)	—
Other financing	96	(17)

Net Cash Provided by (Used in) Financing Activities	111,275	(97,700)

Net Increase (Decrease) in Cash and Cash Equivalents	71,980	(10,869)
Cash and Cash Equivalents, Beginning of Period	27,287	38,156

Cash and Cash Equivalents, End of Period	$99,267	$27,287

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Fourth Quarter		Year Ended
	December 31,		December 31,

	2010	2009	2010	2009

Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	116	196	545	690
United States	1	3	6	4

Continuing operations	117	199	551	694
Discontinued operations — Norway	—	—	—	310

Total	117	199	551	1,004

Gas sales (MMcf):
United Kingdom	456	966	3,071	3,743
United States	937	190	2,636	320

Continuing operations	1,393	1,156	5,707	4,063
Discontinued operations — Norway	—	—	—	686

Total	1,393	1,156	5,707	4,749

Oil equivalent sales (MBOE)
United Kingdom	192	357	1,057	1,314
United States	157	34	445	58

Continuing operations	349	391	1,502	1,372
Discontinued operations — Norway	—	—	—	425

Total	349	391	1,502	1,797

Total BOE per day	3,800	4,258	4,115	4,923

Physical production volume (BOE per day):
United Kingdom	2,390	3,651	2,904	3,669
United States	1,708	483	1,221	162

Continuing operations	4,098	4,134	4,125	3,831
Discontinued operations — Norway	—	—	—	1,156

Total	4,098	4,134	4,125	4,987

Realized Prices (2)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$82.56	$71.47	$76.39	$52.15
Effect of commodity derivatives	—	14.55	(5.61)	22.51

Realized prices including commodity derivatives	$82.56	$86.02	$70.78	$74.66

Gas price ($ per Mcf):
Before commodity derivatives	$4.94	$5.09	$5.18	$5.77
Effect of commodity derivatives	—	3.41	0.27	2.69

Realized prices including commodity derivatives	$4.94	$8.50	$5.45	$8.46

Equivalent oil price ($ per BOE):
Before commodity derivatives	$47.41	$51.35	$47.72	$44.44
Effect of commodity derivatives	—	17.47	(1.03)	19.71

Realized prices including commodity derivatives	$47.41	$68.82	$46.69	$64.15

(1)	We record oil revenues on the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices reflect both our continuing and discontinued operations and include realized gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted, Adjusted EBITDA and discretionary cash flow. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Fourth Quarter		Year Ended
	December 31,		December 31,

	2010	2009	2010	2009

Net income (loss)	$82,809	$(29,468)	$56,531	$(40,995)

Depreciation, depletion and amortization	7,604	9,192	28,894	38,701
Impairment of oil and gas properties	—	13,284	7,692	43,929
Deferred tax expense (benefit)	(9,563)	7,868	(3,367)	4,599
Gain on sales	(87,171)	112	(87,171)	(47,308)
Unrealized (gain) loss on derivatives	(814)	17,143	(12,291)	55,598
Early termination of commodity derivatives	—	—	10,201	—
Other	6,866	3,257	20,632	16,835

Discretionary Cash Flow (1)	$(269)	$21,388	$21,121	$71,359

Net income (loss)	$82,809	$(29,468)	$56,531	$(40,995)

Impairment of oil and gas properties (net of tax) (2)	—	12,275	7,692	28,263
Unrealized (gain) loss on derivatives (net of tax) (3)	(1,750)	10,071	(6,820)	33,702
Currency impact on deferred taxes	—	11,979	(51)	20,123

Net Income as Adjusted	$81,059	$4,857	$57,352	$41,093

Net income (loss) to common shareholders	$82,263	$(42,618)	$54,304	$(62,206)

Unrealized (gain) loss on derivatives	(814)	17,143	(12,291)	55,598
Net interest expense	12,813	4,560	34,517	16,420
Depreciation, depletion and amortization	7,604	9,192	28,894	38,701
Impairment of oil and gas properties	—	13,284	7,692	43,929
Income tax expense (benefit)	(8,704)	3,319	(788)	(1,729)
Early termination of commodity derivatives	—	—	10,201	—
Gain on sale of discontinued operations	—	112	—	(47,308)
Preferred stock dividends	546	13,150	2,227	21,211

Adjusted EBITDA	$93,708	$18,142	$124,756	$64,616

(1)	Discretionary cash flow is equal to cash flow provided by operating activities before the changes in operating assets and liabilities, excluding the early termination of commodity derivatives.

(2)	Net of tax benefits of $(1,009) and $(15,666) for the quarter and year ended December 31, 2009, respectively.

(3)	Net of tax expense (benefit) of $(936), $(7,073), $5,472 and $(21,896), respectively.